EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)


                                                                                     Year Ended December 31
                                                                   1994         1993         1992         1991            1990
Earnings Before Income Tax...................................$1,035,895   $1,036,392     $812,053     $876,641        $788,182
Fixed Charges................................................   278,117      281,428      326,575      310,030         296,874
      Total..................................................$1,314,012   $1,317,820   $1,138,628   $1,186,671      $1,085,056

Fixed Charges
   Interest on long-term debt................................   237,063      243,047      257,149      269,419         255,335
   Other interest............................................    16,814       17,704       47,239       23,947          24,063
   Amortization of debt discount, premium and expense.......     16,340       13,300        8,497        5,243           4,998
   Interest component of rentals.............................     7,900        7,377       13,690       11,421          12,478
      Fixed Charges                                            $278,117     $281,428     $326,575     $310,030        $296,874
   Ratio of Earnings to Fixed Charges........................      4.72         4.68         3.49         3.83            3.65